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                                                                    Exhibit 23.4





                          [Price Waterhouse Letterhead]





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus of Grant Geophysical, Inc. constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated October 31, 1997, except for Note 17 (a to e) which is as at November 27, 1997 and Note 17(f) which is as at March 19, 1998 relating to the financial statements of Solid State Geophysical Inc., which appears in such Prospectus. We also consent to the use in such Prospectus of our Comments by Auditors for U.S. readers on Canadian - U.S. Reporting Differences dated October 31, 1997, except for Note 17 (a to e) which is as at November 27, 1997 and Note 17(f) which is as at March 19, 1998. We also consent to the references to us under the headings "Experts" in such Prospectus.


/s/ Price Waterhouse

Chartered Accountants
May 8, 1998